Exhibit 21.1

SUBSIDIARIES OF REGISTRANT AT DECEMBER 31, 2002


The companies listed below are directly or indirectly owned 100% by GSE Systems, Inc. and are included in its consolidated financial statements.

o MSHI, Inc., GSE Power Systems AB, GSE Process Solutions, Inc., GSE Erudite Software, Inc. and GSE Systems Engineering (Beijing) Company Ltd.are wholly owned subsidiaries of GSE Systems, Inc.

o GP International Engineering & Simulation, Inc. and GSE Services Company L.L.C. are wholly owned subsidiaries of GSE Power Systems, Inc. which is a wholly owned subsidiary of MSHI, Inc.

o GSE Systems UK, Ltd. and GSE Process Solutions B.V. are wholly owned subsidiaries of GSE Process Solutions, Inc.

o J.L. Ryan, Inc., acquired by GSE Power Systems, Inc. in December 1997, has been merged with and into GSE Power Systems, Inc. as of February 1998, with GSE Power Systems, Inc. being the surviving corporation.

Name                                     Place of Incorporation or Organization

MSHI, Inc.                                        State of Virginia
GSE Power Systems AB                              Sweden
GSE Process Solutions, Inc.                       State of Delaware
GSE Erudite Software, Inc.                        State of Delaware
GP International Engineering                      State of Delaware
  & Simulation, Inc.
GSE Services Company L.L.C.                       State of Delaware
GSE Power Systems, Inc.                           State of Delaware
GSE Systems UK, Ltd.                              United Kingdom
GSE Process Solutions B.V.                        The Netherlands
GSE Systems Engineering                           Peoples Republic of China
  (Beijing) Company, Ltd





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